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Contact:   Roger Penske                  Jim Davidson                               Media Contact:
           Chairman                      Executive VP - Finance                     Phil Hartz, SVP Communications
           313-592-5002                  201-325-3303                               313-592-5365
                                         jdavidson@unitedauto.com                   phartz@unitedauto.com
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FOR IMMEDIATE RELEASE

                      MITSUI MAKES INVESTMENT IN UNITEDAUTO

  MITSUI & CO., LTD., AND MITSUI & CO. (U.S.A.), INC. PURCHASE 1,302,326 NEWLY
                ISSUED COMPANY COMMON SHARES AT$10.75 PER SHARE

         Detroit, MI, February 28, 2001 - UnitedAuto Group, Inc. (NYSE: UAG), a leading publicly traded automotive retailer, announced today that Mitsui & Co., Ltd. and its wholly owned subsidiary, Mitsui & Co. (U.S.A.), Inc. (hereafter collectively Mitsui) have made an equity investment valued at approximately $14.0 million in the Company. Mitsui & Co., Ltd. is based in Tokyo, Japan.

         In exchange for its investment, Mitsui received 1,302,326 newly issued common shares, or approximately 4.0% of the Company's outstanding stock. Mr. Motokazu Yoshida, Operating Officer of the Motor Vehicles, Marine and Aerospace Group of Mitsui & Co., Ltd., has been elected to the Board of Directors of UnitedAuto Group.

         Roger S. Penske, Chairman, stated, "Our relationship with Mitsui, one of the world's premier global trading companies, will enable both UnitedAuto and Mitsui to leverage our collective strengths and resources in both domestic and worldwide markets. Mitsui's global experience in automotive distribution and logistics, when combined with UAG's proven retail automotive model, creates a unique, and far-reaching partnership."

         Mitsui & Co. Ltd.'s Mr. Yoshida stated, "The investment by our company in UnitedAuto marks an important step in our strategic development of the automotive distribution and logistics capabilities of Mitsui. Mitsui and UnitedAuto share a similar vision on how to best manage the rapid evolution of retail automobile distribution in both the United States and abroad. We believe that Mitsui can play a valuable role in expanding UnitedAuto's business to the overseas market and that significant opportunities for strategic collaboration between the two companies will occur as a result of this new relationship."

         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 117 franchises in 17 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

         Mitsui & Co., Ltd. is one of Japan's leading general trading companies, with total trading transactions in excess of 13,200 billion yen (US$128 billion) in FY 2000. Established in 1947, the company has steadily strengthened its global operations with extensive networks of 214 offices and overseas trading subsidiaries in 93 countries and approximately 10,700 employees. Specific to the automotive industry, Mitsui is active in import/export, distribution, retail sales and financing throughout North and South America, Europe, the Middle East and Asia.

         Mitsui & Co. (U.S.A.), Inc. was incorporated in New York in 1966 and has grown to be a leading international trading concern with extensive domestic business operations through its nearly 100 consolidated subsidiaries across the U.S.

         Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.





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         Statements in this press release may contain forward-looking statements about Mitsui's future performance. These statements are presented to inform stakeholders of the views of Mitsui's management but should not be relied on solely in making investment and other decisions. A number of important risk factors could lead to outcomes that differ materially from those presented in such forward-looking statements. For further information, please refer to Mitsui's Annual Report 2000.

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